Exhibit 99.1

        Robocom Systems International Inc. Reports Financial Results for
                                3rd Quarter 2005

MASSAPEQUA, NY, April 14, 2005- Robocom Systems International Inc. (OTCBB: RIMS) announced its results for the third quarter of fiscal 2005.

For the third quarter of fiscal 2005, Robocom reported net income of $152,118 ($0.032 per fully diluted share), as compared to $273,947 ($0.060 per fully diluted share) in the year-ago quarter. For the nine-month period, net income increased by $100,947 to $399,099 ($0.086 per fully diluted share) as compared to $298,152 ($0.065 per fully diluted share) in the year ago period. This was Robocom's tenth consecutive profitable quarter.

Irwin Balaban, Robocom's President and CEO, said, "I am very optimistic about our upcoming fiscal year end results. With our new and existing contracts for implementation of RIMS(TM), I believe Robocom is on track to continue with profitable results. Although license revenues were down, service, hardware and maintenance revenues are all up over the prior year period. We also remain committed to controlling our costs. Additionally, with the deployment of our latest version of RIMS, I expect this trend to continue."

Robocom Systems International Inc. (www.robocom.com) develops, markets and supports advanced Warehouse Management Systems software that enables customers to expand productivity, reduce costs and increase profits. Contact: Judy Frenkel of Robocom at 516-795-5100 or jfrenkel@robocom.com.

                       ROBOCOM SYSTEMS INTERNATIONAL INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                    Three Months Ended                 Nine Months Ended
                                                February 28,   February 29,       February 28,  February 29,
                                                    2005           2004               2005          2004
                                                ------------   ------------       ------------  ------------
      Revenues                                  $     989         $   1,127       $   2,757        $   2,467
      Cost of revenues                                459               459           1,187            1,142
                                                ---------------------------       --------------------------
      Gross margin before amortization                530               668           1,570            1,325
      Software amortization                           190               202             568              581
                                                ---------------------------       --------------------------
      Gross margin                                    340               466           1,002              744
      Selling, general & administrative
          expenses                                    190               187             607              433
                                                ---------------------------       --------------------------
      Income from operations                          150               279             395              311
      Interest income (expense), net                    2                (5)              4              (13)
                                                ---------------------------       --------------------------
      Income before provision for
      income taxes                                    152               274             399              298
      Provision for income taxes                       --                --              --               --
                                                ---------------------------       --------------------------
      Net income                                $     152         $     274       $     399        $     298
                                                ===========================       ==========================

      Net income per basic share                $   0.033         $   0.061       $   0.088        $   0.066
                                                ===========================       ==========================
      Net income per diluted share              $   0.032         $   0.060       $   0.086        $   0.065
                                                ===========================       ==========================
      Weighted average shares
          outstanding:

          Basic                                     4,540             4,496           4,520            4,496
                                                ===========================       ==========================
          Diluted                                   4,742             4,588           4,646            4,577
                                                ===========================       ==========================

--------------------------------------------------------------------------------
Forward Looking Statements: This news release contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, general economic and business conditions; industry trends; changes in demand for the Company's product; the timing of orders received from customers; announcements or changes in pricing policies by the Company or its competitors; unanticipated delays in the development, market acceptance or installation of the Company's products; availability of management; and availability, terms and deployment of capital.
--------------------------------------------------------------------------------
                                    -- END --